As Filed With the Securities and Exchange Commission on May 23, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MICRO GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-2621545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2510 N. Red Hill Avenue, Suite 230, Santa Ana, California 92705
(Address of Principal Executive Offices)

1995 STOCK OPTION PLAN
(Full title of the plan)

John R. Snedegar
President and Chief Executive Officer
Micro General Corporation
2510 N. Red Hill Avenue, Suite 230
Santa Ana, California 92705
(Name and address of agent for service)

(949) 622-4444
(Telephone number, including area code, of agent for service)

Copy to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee

Common Stock,	16,500	$1.1909	$19,649	$1.80

$.05 par value	shares

Common Stock,	177,470	$21.62	$3,836,901	$353.00

$.05 par value	shares

(1)	Also registered hereunder are an indeterminate number of shares which may become issuable pursuant to the anti-dilution adjustment provisions of the Registrant’s 1995 Stock Incentive Plan.

(2)	In accordance with Rule 457(h), the aggregate offering price of the 177,470 shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported on The Nasdaq National Market for the Common Stock on May 20, 2002, which was $21.62 per share. The calculation of the registration fee for the 16,500 shares of Common Stock issuable upon exercise of options already granted under stock option agreements is based on the weighted average exercise price at the date of grant, which is $1.1909.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents, which have been filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

         (a)  The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

         (b)  The Registrant’s Current Report on Form 8-K/A, filed on February 26, 2002, amending the Current Report on Form 8-K filed on December 19, 2001, and the Current Report on Form 8-K filed on January 16, 2002, as amended by Form 8-K/A filed on January 25, 2002.

         (c)  The description of the Registrant’s common stock, par value $.05 per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 10 filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         (d)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         (a)  Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “1933 Act”). Section 145 of the Delaware General Corporation law permits indemnification by the corporation of its officers and directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with actions or proceedings against them if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. Section 145 provides that no indemnification may be made, however, without court approval, in respect of any claim as to which the officer or director is adjudged to be liable to the corporation. Such indemnification provisions of Delaware law are expressly not exclusive of any other rights which the officers or directors may have under the corporation’s by-laws or agreements, pursuant to the vote of stockholders or disinterested directors or otherwise.

         (b)  The Certificate of Incorporation, as amended, of the Registrant provides that the Registrant will, to the maximum extent permitted by law, indemnify each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was a director or officer of the Registrant. The Company also carries directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         The following exhibits are filed as part of this Registration Statement:

Number	Description

4.1	1995 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Micro General's Annual Report on Form 10-K405 filed with the Securities and Exchange Commission on April 1, 2002)

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, Counsel to the Registrant.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP, independent auditors.

24.1	Power of Attorney (included on signature page to the Registration Statement at page 5)

Item 9. Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 23rd day of May, 2002.

MICRO GENERAL CORPORATION

By:	/s/ John R. Snedegar

John R. Snedegar President and Chief Executive Officer

POWER OF ATTORNEY

         We, the undersigned directors and officers of Micro General Corporation do hereby constitute and appoint John R. Snedegar and Dale W. Christensen, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Micro General Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Snedegar John R. Snedegar	President, Chief Executive Officer and Director	May 23, 2002

/s/ Dale W. Christensen Dale W. Christensen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2002

/s/ William P. Foley, II William P. Foley, II	Director	May 23, 2002

Signature	Title	Date

/s/ Patrick F. Stone Patrick F. Stone	Director	May 23, 2002

/s/ Dwayne Walker Dwayne Walker	Director	May 23, 2002

/s/ John M. McGraw John M. McGraw	Director	May 23, 2002

/s/ Richard H. Pickup Richard H. Pickup	Director	May 23, 2002

/s/ Carl A. Strunk Carl A. Strunk	Director	May 23, 2002

EXHIBIT INDEX

		Sequential
Number	Description	Page Number

4.1	1995 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Micro General’s Annual Report on Form 10-K405 filed with the Securities and Exchange Commission on April 1, 2002)

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, Counsel to the Registrant.	8

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1)	8

23.2	Consent of KPMG LLP, independent auditors.	9

24.1	Power of Attorney (included on signature page to the Registration Statement at page 5)	5